UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2008

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Haynes International, Inc. ("Company") announced that Mark M. Comerford has been appointed as the new President and Chief Executive Officer of the Company reporting directly to the Board of Directors. Mr. Comerford will assume his new position effective upon the retirement from the Company of former CEO Francis Petro on September 30, 2008. Mr. Comerford will also join the Board of Directors of the Company, and Mr. Petro will continue to serve as a member of the Board.

With the recommendation and approval of the Compensation Committee of the Board of Directors, the Company entered into an Employment Agreement with Mr. Comerford on September 8, 2008 (the "Agreement"). The Agreement’s initial term begins at the close of business on September 30, 2008 and ends on September 30, 2011 and will automatically extend for one year periods thereafter assuming mutual consent of the Company and Mr. Comerford. Pursuant to the Agreement, Mr. Comerford’s base salary is $425,000 per year, with bonus targets to be determined by the Compensation Committee annually prior to or at the commencement of the applicable fiscal year. In addition, the Company will pay Mr. Comerford a one-time transition bonus in the amount of $340,000.00 in cash, payable within 15 days of the effective date.

Mr. Comerford was appointed President and Chief Executive Officer of the Company effective as of October 1, 2008. From 1998 to the time he joined the Company, Mr. Comerford held various management positions with Alloy Products, a business unit of Brush Wellman Inc. Prior to joining Brush Wellman Inc., he worked at Carpenter Technology Corporation and American Brass Company in various metallurgical engineering, international and commercial management positions.

The press release announcing the appointment of Mark M. Comerford as Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits

(a) Not applicable.

(b) Not applicable.

(d) Exhibits

99.1 Haynes International, Inc. press release, issued September 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2008	Haynes International, Inc. By: /s/ ANASTACIA S. KILIAN Anastacia S. Kilian Vice President and General Counsel